SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
February 13, 2006
ALLIANCE DATA SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-15749	31-1429215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
17655 WATERVIEW PARKWAY
DALLAS, TEXAS 75252
(Address and Zip Code of Principal Executive Offices)
(972) 348-5100
(Registrant’s Telephone Number, including Area Code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01. Entry into a Material Definitive Agreement
SIGNATURES

ITEM 1.01. Entry into a Material Definitive Agreement
On January 30, 2006, the Board of Directors (the “Board”) of Alliance Data Systems Corporation (the “Company”) and the Compensation Committee of the Board (the “Compensation Committee”) approved cash incentive compensation payouts and annual long term incentive compensation equity awards to the Company’s executive officers.
Incentive Compensation
The cash incentive compensation payments are in respect of the officers’ and the Company’s performance for the year ended December 31, 2005, are to be paid on February 24, 2006 for U.S. executives and on March 17, 2006 for the Canadian executive, and are pursuant to the Company’s previously approved Executive Annual Incentive Plan (the “EAI Plan”). As detailed in the Company’s previously filed 2005 Proxy Statement, the award of cash incentive compensation for the chief executive officer and each executive vice president under the EAI Plan is generally based 45% on obtaining business unit-specific and/or corporate EBITDA targets, 40% on obtaining business unit-specific and/or corporate revenue targets, and 15% on obtaining a target level of employee satisfaction. Targets, including a minimum cash earnings per share threshold in order to be eligible for the revenue component, are set at the beginning of each year and are approved by the Compensation Committee and the Board. The criteria described above will also apply to executive cash incentive compensation payouts for 2006.
Using the criteria set forth above, the following cash incentive compensation payouts for 2005 were approved for the Company’s chief executive officer and next four most highly compensated executive officers (“Named Executive Officers”):

Name	Title	Incentive Pay Amount
J. Michael Parks	President, Chief Executive Officer and Chairman	$1,274,368
Ivan M. Szeftel	EVP and President, Retail Credit Services	$756,723
John W. Scullion	EVP and President, Loyalty and Marketing Services	$691,128	CDN
Dwayne H. Tucker	EVP and President, Utility and Transaction Services	$333,466
Edward J. Heffernan	EVP and Chief Financial Officer	$471,336
Equity Awards
As detailed in the Company’s previously filed 2005 Proxy Statement, for the Company’s executive officers, the Compensation Committee generally seeks to keep base salary targeted at or near the 60th percentile, total cash compensation (including base salary and cash incentive compensation) targeted at or near the 75th percentile, and total direct compensation (including base salary, cash incentive compensation and long term incentive compensation) targeted at or near the 75th percentile, in each case relative to both peer competitors and market/industry survey data. Consistent with the Company’s executive compensation philosophy, on December 8 and 9, 2005, the Compensation Committee and the Board determined the 2006 target total dollar value of long term incentive compensation for each of the executive officers of the Company.
In accordance with this determination, the Compensation Committee and the Board, on January 30, 2006, approved equity grants representing such long term incentive compensation to each of the executive officers of the Company, to be awarded on February 13, 2006. Such long term incentive compensation awards are composed of 1/3 non-qualified stock options for the purchase of the Company’s common stock, 1/3

2

performance-based restricted stock units and 1/3 time-based restricted stock units, pursuant to the Company’s 2005 Long Term Incentive Plan. These equity awards were made to the Named Executive Officers as follows:

			Performance-Based	Time-Based
	Long Term Incentive		Restricted Stock	Restricted Stock
Name	Compensation	Options Granted	Units	Units
J. Michael Parks	$3,060,000	64,572	27,056	27,056
Ivan M. Szeftel	$1,415,000	29,859	12,511	12,511
John W. Scullion	$1,435,000	30,281	12,688	12,688
Dwayne H. Tucker	$1,029,000	21,714	9,098	9,098
Edward J. Heffernan	$1,018,000	21,482	9,001	9,001
The exercise price for each of the option grants is $43.01 per share, which is the fair market value of the stock on the date of grant (the average of the high and low prices on the New York Stock Exchange during the trading hours on the date of grant). Each option grant vests over three years, with the first tranche vesting on February 13, 2007. Each option expires ten years from the date such option was granted. Each award of performance-based restricted stock units may be adjusted up or down at the time of vesting and will vest based on relative cash EPS growth (compared to the S&P 500 GAAP EPS growth measured as of December 31, 2006), with the amount of vesting calibrated based on over- or under-achievement of the target to between 0 and 200% of the number of performance-based restricted stock units granted. Each award of time-based restricted stock units will vest over three years. In each case, the executive officer must be employed at the time of vesting to receive the award.
Special Performance Award
On January 30, 2006, the Compensation Committee approved a one-time special performance award in the amount of $125,000 for Dwayne H. Tucker, Executive Vice President and President of Utility and Transaction Services. This was awarded to Mr. Tucker in respect of his increased responsibilities and accomplishments during 2005.

3

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

Date: February 15, 2006	By:	/s/ Edward J. Heffernan

Edward J. Heffernan
Executive Vice President and
Chief Financial Officer

4